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*FOR IMMEDIATE RELEASE*


                  CITIZENS BANCSHARES COMPANY AGREES TO ACQUIRE
                           MBLA FINANCIAL CORPORATION


      Macon, Missouri (May 3, 1999) -- MBLA Financial Corporation (Nasdaq: MBLF) today announced that it has entered into an Agreement and Plan of Merger with Citizens Bancshares Company pursuant to which Citizens would acquire MBLA for cash. Under the terms of the merger agreement, each share of MBLA common stock would be exchanged for a cash payment equal to $24.15 plus an amount equal to the change in adjusted book value per share of MBLA from December 31, 1998 to the end of the month prior to the closing.

      Based on a payment of $24.15 per share, Citizens will pay a total of approximately $31.1 million, including amounts paid for the cancellation of outstanding MBLA stock options. This represents approximately 1.1 times book value at December 31, 1998 and 16.7 times earnings for the 12 months ended December 31, 1998 for MBLA.

      Citizens Bancshares Company is a bank holding company based in Chillicothe, Missouri. Citizens operates a total of 20 banking offices in Missouri through three banks, Citizens Bank and Trust Company, Boonslick Bank and First Bank, CBC.

      MBLA Financial Corporation is the savings and loan holding company for Macon Building and Loan Association, F.A. Macon Building and Loan operates one office in Macon and one office in Moberly, Missouri and specializes in residential mortgage lending. At December 31, 1998, MBLA had total assets of $208 million, total deposits of $121 million and total equity of $28 million.

      Citizens intends to merge Macon Building and Loan with its subsidiary, Citizens Bank and Trust, and to operate Macon Building and Loan's two offices as branches of Citizens Bank and Trust.

      "We are extremely pleased to be joining forces with the Citizens family," said John T. Neer, President and Chief Executive Officer of MBLA. "Citizens has adopted the same community banking approach that our customers at Macon Building and Loan have enjoyed for years. With Citizens we can offer added commercial and consumer banking expertise and our customers will have even more products and services to choose from, like NOW and checking accounts and trust services."

      "MBLA has a great franchise that will expand our presence in North-Central Missouri," said Edward D. Douglas, Chairman and Chief Executive Officer of Citizens. "With the addition of Macon Building and Loan we will have nearly $1 billion in total assets, which we believe establishes us as one of the premier community banking franchises in Missouri. We look


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forward to building on Macon Building and Loan's tradition of excellence and providing our new customers with a complete line of financial products."

      This is the second acquisition by Citizens in the past two years, and the ninth since 1988. Most recently in January 1998, Trenton Trust and its branches in Galt and Laredo, Missouri were purchased by Citizens and also became branches of Citizens Bank.

      Founded in 1889, Citizens Bank and Trust has prided itself on being a leader in providing a full array of banking products normally only available from the largest urban commercial banks, including full trust services, financial planning, retirement accounts and brokerage services. These work in tandem with traditional banking products such as a full line of loans, from commercial to consumer, interest checking, ATMs and debit cards. Citizens also offers imaged checking statements, 24 hour account inquiry by telephone and, in the near future, drive-up banking for Macon and Moberly.

      The merger is subject to the approval of the shareholders of MBLA and to the receipt of all required regulatory approvals. The transaction is expected to close in the fourth quarter of 1999.

For further information contact:

John T. Neer
President and CEO
MBLA Financial Corporation
(660) 385-2122

Edward D. Douglas
Chairman and CEO
Citizens Bancshares Company
(660) 646-5500